Exhibit 10.21

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) is made and effective this 17th day of September, 2018 (“Effective Date”), by and between AR Meridian Circle Owner, LLC, a Delaware limited liability company (“Landlord”) and Nortech Systems, Inc., a Minnesota corporation (“Tenant”).

RECITALS:

WHEREAS, LSOP 3 MN 3, LLC, a Delaware limited liability company (the “Original Landlord”) and Tenant entered into that certain Lease Agreement dated April 1, 2015, as assigned (collectively, the “Lease”), with respect to that certain premises known as Suite 150 and containing approximately 19,154 rentable square-feet of space (the “Premises”) located in that certain building commonly known as the Meridian Business Center Building, 7550 Meridian Circle, maple Grove, Minnesota (the “Building”).

WHEREAS, Landlord and Tenant desire to amend the Lease as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Recitals. The Recitals set forth above are incorporated into this Amendment as if fully set forth herein.

2.	Definitions. Capitalized terms used, but not defined herein, have the meanings ascribed to them in the Lease, except as otherwise set forth in this Amendment.

3.	Term. Section 1(d) of the Lease is hereby deleted in its entirety and replaced with the following:

(c) Term: One hundred and sixteen (116) full calendar months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

4.	Minimum Annual Rent. Section 1(g) of the Lease is hereby deleted in its entirety and replaced with the following:

(d) Minimum Annual Rent: Payable in monthly installments as follows:

Year	Months	Per Square Foot	Annually	Monthly
06/01/2018-12/31/2018	37-43	$7.81	$149,642.57	$12,470.21
01/01/2019-05/31/2019	44-48	$10.56	$202,266.24	$16,855.52
06/01/2019-05/31/2020	49-60	$10.82	$207,322.90	$17,276.91
06/01/2020-05/31/2021	61-72	$11.09	$212,505.97	$17,708.83
06/01/2021-05/31/2022	73-84	$11.37	$217,818.62	$18,151.55
06/01/2022-05/31/2023	85-96	$11.66	$223,264.08	$18,605.34
06/01/2023-05/31/2024	97-108	$11.95	$228,845.69	$19,070.47
06/01/2024-01/31/2025	109-116	$12.25	$234,566.83	$19,547.24

5.

Improvements to Premises. Landlord shall make certain improvements to the interior of the Premises pursuant to those certain Fit Plans and Specifications dated July 10, 2018 and prepared by Genesis Architects (the “Improvements”). Landlord will use commercially reasonable efforts to substantially complete the Improvements by December 1, 2018. Improvements shall include design costs, plans, permits, fees, construction costs, and a four percent (4%) construction management fee payable to Landlord (collectively, the “Improvement Costs”). The reasonable Improvement Costs, not to exceed Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (“Estimated Project Costs”), shall be payable by Landlord directly to the vendor. Section 9(b) of the Lease recognizes that several of the HVAC Units currently serving the building are Aged Units (as defined in the Lease). If Landlord elects to replace one or more of such Aged Units, the cost of such replacement will be paid as contemplated in the Lease and shall not count toward the maximum project costs referenced above. In the event Landlord replaces one or more of the Aged Units, Landlord will bear the cost of replacing a unit of a similar size and capacity, tenant will bear the costs of any capacity increases necessitated by the Improvements. Landlord shall provide Tenant a full accounting of the project costs, including without limitation copies of the invoice(s) for such Improvements, and such other documents as Tenant shall reasonably request. If the Improvement Costs exceed the Estimated Project Costs, Tenant will be responsible for amounts, approved in advance of incurrence, in excess of the Estimated Project Costs payable to Landlord immediately upon Landlord providing invoices for such Improvement Costs.

6.

Broker. Tenant and Landlord represent and warrant to each other that the parties have not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord harmless from and against all costs, fees (including reasonable attorneys’ fees), expenses, liabilities, and claims (collectively, “Losses”) incurred or suffered by Landlord arising from any breach by Tenant of Tenant’s foregoing representation and warranty. Landlord agrees to indemnify, defend and hold Tenant harmless from and against all Losses incurred or suffered by Tenant arising from any breach by Landlord of Landlord’s foregoing representation and warranty.

7.

Signs. Section 11 of the Lease is hereby amended to allow Tenant, at Tenant’s sole cost and expense, to place two signs on the exterior of the Premises, the size and style of which shall be subject to the prior written approval of Landlord and the prior approval of the City of Maple Grove. All signage shall comply with all applicable rules, regulations, declarations and local municipal code requirements. Upon the expiration or termination of the Lease, Tenant shall, at Landlord’s option, remove all signage and restore the affected area as necessary, as Tenant’s sole cost.

8.

Miscellaneous. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument. Except as otherwise expressly amended as set forth herein, the terms and provisions of the Lease shall remain unchanged and in full force and effect. This Amendment and each covenant, agreement and other provision herein shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, administrators, representatives, successors and assigns.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the Effective Date above written.

LANDLORD:

AR MERIDIAN CIRCLE OWNER, LLC, a
Delaware limited liability company

By: /s/ John Schulz
Name: John Schulz
Its: Manager

Tenant:
NORTECH SYSTEMS, INC., a Minnesota
corporation

By: /s/ Richard G Wasielowski
Name: Richard G Wasielowski
Its: CEO